SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by Registrant                [ X ]
Filed by Party other than the Registrant          [    ]

Check the appropriate box:
[  ]    Preliminary Proxy Statement
[X ]    Definitive Proxy Statement
[  ]    Definitive Additional Materials
[  ]    Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12

             FIRST INDIANA CORPORATION
 (Name of Registrant as Specified in its Charter)

             FIRST INDIANA CORPORATION
    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.
[ ]   $500 per each party to the controversy pursuant to Exchange Act
Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:
          ...................................................................
      2)  Aggregate number of securities to which transaction applies:
          ...................................................................
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ...................................................................
      4)  Proposed maximum aggregate value of transaction:
          ...................................................................
      5)  Total fee paid:
          ...................................................................

[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:
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          ...................................................................
      4)  Date Filed:
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

                     [First Indiana Corporation Letterhead]



                                             March 13, 1996



Dear Shareholder:

     The directors and officers of First Indiana Corporation join me in extending to you a cordial invitation to attend the annual meeting of our shareholders. This meeting will be held on Wednesday, April 17, 1996 at 9:00 a.m., in the First Indiana Plaza Conference Center, Ohio and Pennsylvania Streets, Seventh Floor, Indianapolis, Indiana.

     First Indiana enjoyed record earnings in 1995 as a strategic provider of targeted financial services. To share our success with our shareholders, we recently announced a 20 percent increase in our dividend payout through a stock split. At the annual meeting, we will review our achievements in 1995 and share our plans for additional growth.

     The formal notice of this annual meeting and the proxy statement appear on the following pages. After reading the proxy statement, please mark, sign, and return the enclosed proxy card to ensure that your votes on the business matters of the meeting will be recorded.

     We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postpaid envelope provided. After returning the proxy, you may, of course, vote in person on all matters brought before the meeting.

     We look forward to seeing you on April 17.

                                   Sincerely,

                                   /s/ Robert H. McKinney

                                   Robert H. McKinney,
                                   Chairman and Chief Executive
                                    Officer


First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN  46204
317.269.1200 Fax 317.269.1341

                        [Form Intentionally Blank]

                     FIRST INDIANA CORPORATION
                       INDIANAPOLIS, INDIANA
               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



     The annual meeting of the shareholders of First Indiana
Corporation (the "Corporation") will be held in the First Indiana
Plaza Conference Center, 135 North Pennsylvania Street, Seventh
Floor, Indianapolis, Indiana on April 17, 1996, at 9:00 a.m. EST, to consider and to take action on the following matters:

     1. The election of three (3) directors of the Corporation; and

     2. The transaction of such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record at the close of business on February 23, 1996 are entitled to notice of and to vote at this meeting and any adjournments thereof.

                                  By order of the Board of Directors,

                                  /s/ David A. Butcher

                                  David A. Butcher
                                  Secretary



Indianapolis, Indiana
March 13, 1996

                            [Form Intentionally Blank]

                      FIRST INDIANA CORPORATION


                       First Indiana Plaza
                  135 North Pennsylvania Street
                  Indianapolis, Indiana  46204





                          PROXY STATEMENT


     The accompanying proxy is solicited by the Board of Directors of First Indiana Corporation (the "Corporation") for use at the annual meeting of shareholders to be held April 17, 1996 and any adjournments thereof. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions noted on that proxy. If no direction is indicated, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement.

     The election of directors will be determined by a plurality of the shares present in person or represented by proxy. The holder of each outstanding share of common stock is entitled to vote for as many persons as there are directors to be elected. All other matters to come before the meeting will be determined by a majority of the shares present in person or represented by proxy. An abstention or broker non-vote on any matter will not change the number of votes cast for or against the matter. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. The approximate date of mailing of this proxy statement is March 13, 1996.

           VOTING SECURITIES AND BENEFICIAL OWNERS

     Only shareholders of record as of the close of business on February 23, 1996 will be entitled to vote at the annual meeting. On March 1, 1996, the Corporation distributed one additional share of stock for every five shares owned by shareholders of record on February 21, 1996 (the "Stock Split"). As a result, the shares issued in the Stock Split may be voted by the recipients thereof at the annual meeting. All share information pertaining to the Corporation's shares of stock has been restated to reflect the Stock Split. The Corporation has only one class of stock outstanding, its common stock, of which approximately 8,272,322 shares were outstanding as of the close of business on February 28, 1996.

     The following table shows, as of February 28, 1996, the number and percentage of shares of common stock held by each person known to the Corporation who owned beneficially more than five percent of the issued and outstanding common stock of the Corporation and by the Corporation's directors and certain executive officers:


     Beneficial                  Amount and Nature of         Percent
        Owner                    Beneficial Ownership         of Class
     ----------                  --------------------        ---------
H. J. Baker                           36,446  1, 2               3

Gerald L. Bepko                       12,002  1, 4               3

David L. Gray                         42,613  5                  3

Douglas W. Huemme                      6,469  6                  3

David A. Lindsey                      66,475  8                  3

Marni McKinney                     2,262,348  7                 27.1%

Robert H. McKinney                 2,262,348  7                 27.1%

Owen B. Melton, Jr.                  182,607  9                 2.21%

Phyllis W. Minott                     13,334  1, 10              3

Timothy J. O'Neill                    59,188  11                 3

Michael L. Smith                      22,314  1, 12              3

The Somerset Group, Inc.           2,262,348  7                 27.1%

John W. Wynne                         21,740  1, 13              3

All Executive Officers and
Directors as a Group (18 Persons)  2,779,658  14                32.5%

------------

     1 Includes 9,993 shares as to which the director has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the "Exchange
          Act").

     2 Includes 2,260 shares held in trust under the First Indiana Bank Employees' Stock Purchase Plan (the "Stock Purchase Plan").

     3 The number of shares represents less than one percent of the Corporation's common stock outstanding.

     4    Includes 1,759 shares held in trust under the Stock Purchase
          Plan.

     5 Includes 902 shares held in trust under the Stock Purchase Plan and 32,248 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

     6 Includes 130 shares held in trust under the Stock Purchase Plan, 4,996 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act and 1,342 shares held in trust under the Directors' Deferred Fee Plan.

     7 These shares are beneficially owned by a group consisting of The Somerset Group, Inc. ("Somerset"), Robert H. McKinney and Marni McKinney. Robert H. McKinney owns 411,112 shares of the Corporation, including 1,447 shares held in trust under the Stock Purchase Plan, and 68,246 shares of the Corporation as to which Mr. McKinney has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act. Mr. McKinney, his immediate family, a family limited partnership, and various irrevocable trusts established by Mr. McKinney for the benefit of his children together beneficially own, directly or indirectly, approximately 45% of the outstanding capital stock of Somerset, which owns of record 1,811,979 shares of the Corporation. The total held by the group also includes 39,255 shares of the Corporation owned by Mr. McKinney's daughter, Marni McKinney, including 1,030 shares held in trust under the Stock

          Purchase Plan and 6,870 shares as to
          which she has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act. Mr. McKinney is the Chairman and a director of Somerset;
          Ms. McKinney is the President and Chief Executive Officer and a director of Somerset; and Mr. McKinney's son, Kevin
          K. McKinney, is Vice President and a director of Somerset.

     8 Includes 75 shares held in trust under the Stock Purchase Plan and 29,848 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

     9 Includes 44,498 shares as to which Mr. Melton has the right to acquire beneficial ownership as specified in Rule
          13d-3(d)(1) under the Exchange Act, 5,660 shares held in trust under the Stock Purchase Plan, and 84,937 shares owned of record jointly with Mr. Melton's spouse.

     10 Includes 2,558 shares held in trust under the Stock Purchase Plan and 81 shares held under the Corporation's Dividend Reinvestment and Stock Purchase Plan (the "DR Plan").

     11 Includes 9,451 shares held in trust under the Stock Purchase Plan and 18,448 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

     12   Includes 1,686 shares held in trust under the Stock Purchase
          Plan.

     13 Includes 1,051 shares held in trust under the Stock Purchase Plan and 72 shares held under the DR Plan.

     14 The address of The Somerset Group, Inc. is 135 North Pennsylvania Street, Suite 2800, Indianapolis, Indiana 46204. This number includes 1,811,979 shares owned of record by
          The Somerset Group, Inc. (see note 7), 32,660 shares held in trust under the Stock Purchase Plan, 583 shares held under the DR Plan, and 281,330 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.
-----------


              Proposal No. 1:  ELECTION OF DIRECTORS

     Three directors are to be elected.  H. J. Baker, Marni
McKinney and Phyllis W. Minott have been nominated for a term of three years and until their successors are elected and qualified. All nominees are members of the present Board of Directors. The other directors listed in the table below will continue in office until the expiration of their terms. All of the nominees and the other directors listed in the table below are also members of the Board of Directors of First Indiana Bank (the "Bank"), a wholly owned subsidiary of the Corporation. Except for directors elected after 1986, all of the nominees and directors were directors of the Bank and became directors of the Corporation in 1986 when the Corporation was formed and the stock of the Bank was exchanged for Corporation stock. If, at the time of the annual meeting, any of the nominees is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes.
The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

     The Board of Directors unanimously recommends the election of the following nominees.

                   NOMINEES FOR TERMS EXPIRING IN 1999



Name, Age, Principal
Occupation(s) and
Business Experience                                                  Director
During Past 5 Years                                                   Since
----------------------------------------------------------------------------
H. J. Baker, Age 68                                                     1966
Chairman Emeritus, BMW Constructors, Inc., industrial mechanical contractors; Director of The Somerset Group, Inc. and Lilly
Industries, Inc.

Marni McKinney, Age 39                                                  1992
Vice Chairman of the Corporation and the Bank; Director, President,
and Chief Executive Officer, The Somerset Group, Inc., an affiliate of the Corporation, financial services; previously Executive Vice
President of The Somerset Group, Inc., and Vice President of the
Corporation and the Bank.

Phyllis W. Minott, Age 57                                               1976
Chairman and Chief Executive Officer, Minott Motion Pictures, Inc.,
commercial movie production; previously General Auditor, Eli Lilly
& Company, a pharmaceutical company; Controller, Accounting and
Chief Accounting Officer, Eli Lilly & Company.


                   DIRECTORS WHOSE TERMS EXPIRE IN 1998

Name, Age, Principal
Occupation(s) and
Business Experience                                                   Director
During Past 5 Years                                                    Since
------------------------------------------------------------------------------
Robert H. McKinney, Age 70                                              1954
Chairman and Chief Executive Officer of the Corporation and
Chairman of the Bank; Chairman and Director, The Somerset Group,
Inc., an affiliate of the Corporation, financial services; Director of
Lilly Industries, Inc.; retired partner, Bose McKinney & Evans, attorneys; Chairman, Federal Home Loan Bank Board, 1977-1979.

Owen B. Melton, Jr., Age 49                                             1983
President and Chief Operating Officer of the Corporation and
President and Chief Executive Officer of the Bank.

Michael L. Smith, Age 47                                                1985
President, Somerset Financial Services, a division of The Somerset
Group, Inc.; Director of The Somerset Group, Inc.; formerly
Chairman, President and Chief Executive Officer, Mayflower Group,
Inc., diversified transportation services; Director of Acordia, Inc.


                   DIRECTORS WHOSE TERMS EXPIRE IN 1997

Name, Age, Principal
Occupation(s) and
Business Experience                                                   Director
During Past 5 Years                                                    Since
------------------------------------------------------------------------------
Gerald L. Bepko, Age 55                                                 1988
Vice President for Long-Range Planning of Indiana University and
Chancellor, Indiana University-Purdue University at Indianapolis;
previously Dean and Professor of Law, Indiana University School of
Law, Indianapolis;  Director of Indiana Energy, Inc. and Circle
Income Shares, Inc.

Douglas W. Huemme, Age 54                                               1994
Chairman, President, and Chief Executive Officer, Lilly Industries,
Inc., industrial coatings; formerly Vice President and Group
Executive, Chemicals Group, Whittaker Corporation; Director of
The Somerset Group, Inc.

John W. Wynne, Age 63                                                   1991
Chairman and Director of Duke Realty Investments, Inc., a real estate investment trust; partner, Duke Associates, real estate development;
retired as counsel (previously partner), Bose McKinney & Evans, attorneys.


    The Boards of Directors of the Corporation and the Bank each met 12 times during the last year. All directors attended in excess of 75% of the aggregate of (1) the total number of meetings of the Boards of Directors of the Corporation and the Bank (considered separately) and (2) the total number of meetings held by all Corporation and Bank committees (considered separately) on which he or she served.

    Nominees for election as a director of the Corporation are selected by the full Board of Directors, acting as a nominating committee. Nominations for directors, other than those made by the nominating committee, will not be eligible to be voted upon at an annual meeting unless submitted in accordance with the procedure set forth under heading "SHAREHOLDER PROPOSALS AND
NOMINATIONS."

Certain Committees of the Boards of Directors of the Corporation and the Bank

    Among other committees, the Board of Directors of the Corporation has an Audit Committee and a Stock Administration Committee. The Board of Directors of the Bank has, among other committees, an Audit Committee, a Compensation Committee, and a Stock Administration Committee.

    The functions of the Audit Committees are to evaluate audit performance, handle relations with the Corporation's and the Bank's independent auditors, and evaluate policies and procedures related to internal audit functions and controls. The members of the Corporation's and the Bank's Audit Committees in 1995 were
Phyllis W. Minott (Chairperson), Douglas W. Huemme, and John W. Wynne. The Corporation's and the Bank's Audit Committees met jointly three times during 1995.

    The functions of the Compensation Committee are to review and make recommendations to the Board of Directors with respect to the compensation of directors, officers, and employees of the Bank. Because the officers and employees of the Corporation, all of whom are officers or employees of the Bank, receive no separate cash compensation from the Corporation, the Compensation
Committee of the Board of Directors of the Bank effectively serves as the compensation committee of the Board of Directors of the Corporation. The members of the Compensation Committee are H.
J. Baker (Chairperson), Gerald L. Bepko, and Phyllis W. Minott.
The Committee met twice during 1995.

    The Corporation's Stock Administration Committee administers and grants options and other such stock awards under the Corporation's stock option and incentive plans, and, together with the Bank's Stock Administration Committee, administers the Bank's Employees' Stock Purchase Plan. The members of the Corporation's and the Bank's Stock Administration Committees are Gerald L.
Bepko (Chairperson), H. J. Baker and Douglas W. Huemme. The Corporation's and the Bank's Stock Administration Committees met jointly three times during 1995.

Compensation of Directors

    Directors of the Corporation and the Bank, other than Robert H. McKinney, Marni McKinney and Owen B. Melton, Jr., received in 1995 a quarterly retainer of $1,800, plus $500 per meeting of the Board of Directors attended and an additional $500 per committee meeting attended.

    Under the First Indiana 1992 Director Stock Option Plan, the Corporation reserved 145,809 shares of its common stock for issuance upon the exercise of options to be granted under the plan. The plan provides for the issuance of non-qualified options to purchase 2,498 shares to each outside director of the Corporation on the date of each annual meeting of shareholders. The Corporation granted 2,498 shares to each outside director on April 19, 1995, in accordance with the plan. No option is exercisable during the period of one year following the date of grant, and options granted under the plan must specify an exercise price of not less than 100% of the market price of the shares at the date of grant.

    Under the Directors' Deferred Fee Plan, directors of the
Corporation may elect to defer all or any portion of the fees paid for attendance at a Board of Directors' or committee meeting. The deferred fees are then contributed to a trust which buys stock with such fees or invests such fees in an interest-bearing account.
Directors are not eligible to receive shares or cash held under the plan until they cease to be a director, officer, or employee of the Corporation. Amounts deferred are not taxable to the director until the trust distributes the cash or stock to the director. In the event of a change in control of the Corporation, amounts held under the plan are payable immediately in one lump sum.

    Directors may also elect to contribute part of their fees to the Bank's Stock Purchase Plan. As with other participants, the Bank matches a certain portion of such contributions and purchases the Corporation's common stock on the open market at the prevailing market price. The material features of the Stock Purchase Plan are described under the heading "EXECUTIVE COMPENSATION."

Certain Transactions

    The Bank offers its employees and officers (other than executive officers) a loan plan involving variable-rate mortgages, lines of credit, home equity loans, credit cards, and various installment loans with a lower interest rate (not below the Bank's cost of funds) and waiver of loan origination fees, and fixed-rate mortgage loans with waiver of loan origination fees only. All outstanding loans to directors and executive officers have been made in the ordinary course of business and on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with non-affiliated persons. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

                      EXECUTIVE COMPENSATION

Joint Report of the Compensation Committee and the Stock Administration Committee

    Policy and Performance Measures

    In determining the compensation of executive officers, the Compensation Committee strives to maintain an appropriate balance between executive pay and the creation of shareholder value. Executive compensation must attract and retain well qualified officers while at the same time motivating them to achieve the short-term and long-term strategic goals of the Corporation. To achieve this balance, executive officers receive a reasonable base salary and also have the opportunity to earn bonuses tied to the Corporation's overall performance.

    The Compensation Committee based the 1995 annual salaries of the Corporation's executive officers on the results of surveys compiled by an independent consultant. The compensation consultant began with an analysis of the compensation of the executive officers of two groups of financial institutions with assets of up to $2.3 billion. The consultant derived the median salary of the executive officers of the institutions contained in each of the two surveys and then calculated an average (mean) salary. The
Compensation Committee relied on this calculation of average salaries in setting the salaries of the Corporation's executive officers.

    In order to more directly tie executive compensation to the Corporation's overall performance, the Compensation Committee also administers short-term and long-term bonus plans. These plans are designed to increase the total compensation of the Corporation's executive officers, but only if the Corporation's performance merited such increases. The Compensation Committee is guided by the principle that when certain corporate goals are achieved, the compensation of the executive officers who contributed to the Corporation's success should increase accordingly.

    The 1995 One Year Management Incentive Plan (the
"Short-Term Plan") provided for a bonus pool in an amount equal to between 30% and 50% of the participants' aggregate annual salaries, with bonuses to be awarded based upon both overall corporate performance and individual contributions to the Corporation. In the case of each of the executive officers named in the Summary Compensation Table, at least 50% of the amount contributed on behalf of such executive officer to the bonus pool was allocated to overall corporate performance. The corporate performance component of the bonuses was to be paid based on the Corporation's after-tax return on average equity for 1995. Bonuses were paid in the aggregate of 100% on that portion of the pool allocated to overall corporate performance because the Corporation achieved the performance targets for 1995 which were determined in relation to the Corporation's performance during 1994. The individual performance component of the bonuses depended on the extent to which each participant achieved certain individual or division goals and contributed to the Corporation's overall performance, and whether or not the corporate performance targets were met.

    Under the 1994-1996 Long-Term Plan (the "Long-Term
Plan"), additional performance-based compensation may be awarded at the end of fiscal year 1996. This plan provides for a bonus pool in an amount equal to 50% of the average of the aggregate annual salary of participants over the term of the Long-Term Plan, with bonuses in an aggregate amount equal to 0% to 100% of the pool to be paid if the Corporation's average after-tax return on average equity for the three years 1994-96 compares favorably with the aggregate reported returns on average equity of publicly traded thrifts in Indiana and the four contiguous states (the "Midwest Thrift
Group"), and the Corporation achieves specific financial goals, such as interest-rate margin and asset/liability maturity mix. If the financial goals set forth in the Long-Term Plan are achieved, the bonus pool will be allocated among participants according to their individual contributions to the attainment of the goals. Tying long-term bonuses not only to the Corporation's attainment of its own goals, but also to the performance of the Midwest Thrift Group, enables the Compensation Committee to establish financial goals which are objective and ambitious when compared with those of similarly situated institutions. The Midwest Thrift Group serves as an independent basis for assessing performance-based compensation of the Corporation's executive officers.

    The Stock Administration and Compensation Committees believe that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value, and, typically, consider granting stock options to various executive officers, including the executive officers named in the Summary Compensation Table, every two years. Given this two year cycle, no stock options were awarded in 1995.

    Nonetheless, in 1995 the Board of Directors reaffirmed its position on the merits of stock ownership by management and instituted specified management stock ownership objectives to be attained by the end of the year 2000. By the end of that year, each officer and director of the Bank must own Corporation stock with a market value equal to a specified multiple of such officer's or director's compensation. These multiples range from one times base compensation for vice presidents to three times base compensation for senior vice presidents, and five times base compensation for the Bank's Chairman, Vice Chairman and President, as well as for the Bank's Board of Directors. The Board of Directors believes that implementing these stock ownership requirements will further align the interests of the Bank's management with the objectives of the Corporation's shareholders.

    To further encourage Bank officers and employees, as well as directors, to acquire ownership of the Corporation, such persons are eligible to contribute a portion of their earnings to the Bank's Employee's Stock Purchase Plan after completing six months of service. Such contributions are used to purchase the Corporation's stock each month at the then prevailing market price. If the Corporation attains a specified after-tax return on average equity for a calendar year (as determined by the Bank's Stock Administration Committee), the Bank will match participant contributions during the subsequent Plan Year (as defined in the Plan) at a ratio of one to three. If such after-tax returns are not achieved for a calendar year, participant contributions during the subsequent Plan Year will be matched at a ratio of one to four. Because the Corporation failed to achieve its performance objectives for the year ended December 31, 1994, participant contributions for the Plan Year beginning April 1, 1995 were matched at a ratio of one to four. However, the Corporation did achieve its performance objectives for the year ended December 31, 1995, and participant contributions for the Plan Year beginning April 1, 1996 will be matched at a ratio of one to three. Contributions by the Bank to the accounts of the executive officers named in the Summary Compensation Table during the calendar year ended December 31, 1995 are set forth in the column entitled "All Other Compensation."

    In 1993, the Internal Revenue Code of 1986 (the "Code") was amended to limit to $1 million the amount of compensation that may be deducted by the Corporation in any year with respect to certain of the Corporation's executive officers. While annual salaries and bonuses of the Corporation's executive officers have generally been structured so that all compensation will be deductible, the Stock Administration and Compensation Committees recognize that the vesting of restricted stock under the Long-Term Plan may, in certain instances, cause an executive officer to receive annual compensation which cannot be deducted in full by the Corporation. The
Committees believe that such compensation is appropriate because the inability to fully deduct compensation will be limited almost exclusively to situations in which an executive officer has had to bear the risk of a decline in the market price of the Corporation's stock and has shared the rewards of an increase in such price with the Corporation's shareholders. Nonetheless, the Stock Administration and Compensation Committees intend, from time to time, to explore the options available to the Corporation in order to qualify all of its compensation for deductibility under the Code.

    CEO Performance

    Mr. McKinney serves as the chief executive officer of the Corporation, and Mr. Melton serves as the chief executive officer of the Corporation's principal operating unit, the Bank. While Mr. McKinney devotes a major portion of his time to the operations of the Corporation and the Bank, Mr. Melton devotes all of his time to those operations.

    Like the salaries of the Corporation's other executive officers, Mr. Melton's and Mr. McKinney's salaries are also derived from the data compiled by the independent consultant. Since these two individuals have the greatest impact on the Corporation's long-term performance, their salaries are determined based on their achievement of certain goals relating to the Corporation's performance during the prior year, such as return on equity, return on assets, credit quality, and management of operating expenses.
Because Mr. Melton is the chief executive officer of the Corporation's sole operating unit and responsible for its day-to-day activities, the Compensation Committee gives special weight to Mr. Melton's achievement of these objectives when determining his salary for the coming year. In addition, the Compensation Committee meets separately with Mr. McKinney for his candid evaluation of Mr. Melton's performance during the preceding year and his achievement of the objectives described above. The Corporation's failure to attain the 1994 performance goals resulted in no increase in either Mr. McKinney's or Mr. Melton's salaries for 1995.

    Along with the Corporation's other executive officers, Mr.
McKinney and Mr. Melton participate in the Short-Term Plan and the Long-Term Plan. However, under the Short-Term Plan, 60% of the amount contributed to the bonus pool on behalf of Mr. McKinney and Mr. Melton was allocated to the overall corporate performance component, rather than the 50% contribution used for the remaining executive officers named in the Summary Compensation Table. The Compensation Committee believes that such modifications emphasize Mr. McKinney's and Mr. Melton's leadership roles and encourage them to manage the Corporation with the shareholders' long-term interests in mind. Additionally, under the Long-Term
Plan, Mr. McKinney and Mr. Melton received in 1994 a grant of restricted stock in lieu of their participation in the bonus pool. The stock will be freed from the restrictions at the end of 1996 if the Corporation attains the performance objectives set forth in the Long-Term Plan. Further, if the stock is freed from the restrictions, the Corporation will pay to Mr. McKinney and Mr. Melton an amount equal to the tax liability they incur as a result of such vesting. The Compensation Committee believes that such tax payments are appropriate given the nature of the stock awards, which required Mr. McKinney and Mr. Melton to assume for three years the risk of a decline in the market value of the Corporation's stock, and given that such tax payments will only be made if the Corporation meets the performance targets set forth in the Long-Term Plan.

    Compensation Committee             Stock Administration Committee
    ----------------------             ------------------------------
     H. J. Baker, Chairperson           Gerald L. Bepko, Chairperson
     Gerald L. Bepko                    H. J. Baker
     Phyllis W. Minott                  Douglas W. Huemme

Performance Graph

     The following line graph compares the cumulative total shareholder return on the common stock of the Corporation over the last five fiscal years with the cumulative total return of the NASDAQ Stock Market Index and the cumulative total return of the NASDAQ
Bank Index over the same period.


        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
   FIRST INDIANA CORPORATION COMMON STOCK, NASDAQ STOCK MARKET INDEX
                   AND NASDAQ BANK INDEX**

                              TOTAL RETURN INDEX
               ----------------------------------------------
               First Indiana     Nasdaq Stock     Nasdaq Bank
Period            Corp.            Market           Index
------         -------------     ------------     -----------

Dec-90             $100              $100            $100

Jun-91             $156              $128            $136

Dec-91             $244              $161            $164

Jun-92             $316              $154            $201

Dec-92             $385              $187            $239

Jun-93             $512              $194            $255

Dec-93             $504              $215            $272

Jun-94             $490              $196            $290

Dec-94             $479              $210            $271

Jun-95             $607              $261            $328

Dec-95             $796              $296            $404

* Assumes that the value of the investment in the Corporation's stock and each index was $100 on December 31, 1990 and that all dividends were reinvested.
**The NASDAQ Bank Index contains performance data for banks, savings institutions and holding companies


Percent        First Indiana     Nasdaq Stock     Nasdaq Bank
Change            Corp.            Market           Index
-------------  -------------     ------------     -----------

Six Months
Ended 12/31/95     +31.3%            +13.4%          +23.3%

Twelve Months
Ended 12/31/95     +66.2%            +41.3%          +49.0%


Summary

     The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer (collectively, the "Named Executive Officers") during the last three fiscal years.

                                                    Summary Compensation Table

                                                                               Long-Term Compensation
                                                                               ----------------------
                                        Annual Compensation                 Awards (1)            Payouts
                                     ----------------------------    ------------------------     -------
Name and                                                              Restricted   Securities
Principal                                             Other Annual   Stock Awards  Underlying                   All Other
Position                     Year    Salary   Bonus   Compensation                 Options (#)  LTIP Payouts   Compensation
---------------------------------------------------------------------------------------------------------------------------

Robert H. McKinney           1995   $190,000 $ 95,000   $  --         $   --            --         $  --        $111,230(3)
Chairman and Chief           1994    190,000     --        --          282,000 (2)      --            --         189,072
Executive Officer            1993    180,000   87,210    347,985          --         12,000         421,875      136,142
of the Corporation;
Chairman of the Bank
--------------------------------------------------------------------------------------------------------------------------
Owen B. Melton, Jr.          1995    248,000  126,157      --             --            --            --          94,848(4)
President and Chief          1994    248,000     --        --          282,000 (2)      --            --         119,807
Operating Officer of         1993    235,000  113,858    340,790          --         12,000         421,875       82,733
the Corporation;
President and Chief
Executive Officer of
the Bank
--------------------------------------------------------------------------------------------------------------------------
Timothy J. O'Neill           1995   137,000    63,705      --             --            --            --          21,125(5)
Senior Vice President        1994   135,000      --        --             --            --            --          28,782
Consumer Banking Services    1993   129,000    65,351      --             --          7,200          59,333       22,908
Division of the Bank
--------------------------------------------------------------------------------------------------------------------------
David L. Gray                1995   138,000    65,000      --             --            --            --          17,958(6)
Vice President and           1994   132,000      --        --             --            --            --          21,520
Treasurer of the Corpor-     1993   126,000    61,208      --             --          6,000          59,167       18,227
ation; Senior Vice
President-Internal
Support Services Division,
and Chief Financial Officer
and Treasurer of the Bank
--------------------------------------------------------------------------------------------------------------------------
David A. Lindsey             1995   120,000    60,850      --             --            --            --          12,610(7)
Senior Vice President-       1994   110,500      --        --             --            --            --          14,378
Consumer Banking Sales       1993   106,000    51,033      --             --          7,200          50,167       13,930
Division of the Bank;
President of One Mortgage
Corporation and One
Insurance Agency
--------------------------------------------------------------------------------------------------------------------------

1 Adjusted for all stock splits.

2 Represents the market value on the date of grant of 19,200 shares of restricted stock granted to each of Mr. McKinney and Mr. Melton under the 1994-1996 Long-Term Management Incentive Plan. The restricted stock (i) had a market value of $412,000 on December 31, 1995, (ii) will vest on December 31, 1996 if the Corporation attains the performance targets described in the Joint Report of the Compensation Committee and the Stock
  Administration Committee, and (iii) earns dividends while restricted.

3 Consists of a $3,319 contribution by the Bank to the Stock Purchase Plan and the accrual by the Bank of $107,911 for Mr. McKinney's supplemental pension.

4 Consists of a $1,350 contribution by the Bank to the Stock Purchase Plan and the accrual by the Bank of $93,498 for Mr. Melton's supplemental pension.

5 Consists of a $2,290 contribution by the Bank to the Stock Purchase Plan, the payment by the Bank of $1,169 for term life insurance premiums and the accrual by the Bank of $17,666 for Mr. O'Neill's supplemental pension.

6 Consists of a $3,375 contribution by the Bank to the Stock Purchase Plan, the payment by the Bank of $1,165 for term life insurance premiums and the accrual by the Bank of $13,418 for Mr. Gray's supplemental pension.

7 Consists of a $3,192 contribution by the Bank to the Stock Purchase Plan, the payment by the Bank of $950 for term life insurance premiums and the accrual by the Bank of $8,468 for Mr. Lindsey's supplemental pension.



Stock Options

     The following table sets forth on an aggregate basis each exercise of stock options during fiscal year 1995 by each of the Named Executive Officers and the 1995 year-end value of the unexercised options of each such executive officer. The number of shares and stock options set forth below have been adjusted to reflect the Stock Split.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                    AND
                       FISCAL YEAR-END OPTION VALUES

                                                    Number of Securities Underlying       Value of Unexercised
                                                     Unexercised Options at FY-End        In-the-Money Options
                                                                                               at FY-End
                                                     -------------------------------   ---------------------------
                       Shares
                       Acquired on
Name                   Exercise (#)    Value Realized   Exercisable  Unexercisable     Exercisable    Unexercisable
-------------------------------------------------------------------------------------------------------------------
Robert H. McKinney        --             $   --           68,246         --            $1,464,454          --
Owen B. Melton, Jr.     15,000            218,000         44,498         --               973,402          --
Timothy J. O'Neill        --                 --           18,448         --               395,880          --
David L. Gray             --                 --           32,248         --               692,006          --
David A. Lindsey        1,800              28,035         29,848         --               640,506          --


Pension Plans

     The following table sets forth, in specified compensation and years of service classifications, the estimated annual benefits payable upon retirement at age 65 under the Bank's non-contributory, qualified defined benefit pension plan (the "Qualified Plan"), as supplemented by the supplemental benefit plan adopted by the Bank on January 17, 1992 (the "Supplemental Plan")
(the Qualified Plan and the Supplemental Plan are collectively referred to as the "Plans"). While the table shows the annual benefit payable, participants may elect to receive the present value of the entire benefit in one lump sum.

                             PENSION PLAN TABLE 1


Covered         10 Years' Benefit  20 Years' Benefit  30 Years' Benefit  40 Years' Benefit
Compensation         Service            Service            Service            Service
------------------------------------------------------------------------------------------
 $100,000         $ 18,900          $ 37,700            $ 56,600             $  76,000
  120,000           22,900            45,700              68,600                92,000
  140,000           26,900            53,700              80,600               108,000
  160,000           30,900            61,700              92,600               124,000
  180,000           34,900            69,700             104,600               140,000
  200,000           38,900            77,700             116,600               156,000
  220,000           42,900            85,700             128,600               172,000
  240,000           46,900            93,700             140,600               188,000
  260,000           50,900           101,700             152,600               204,000
  280,000           54,900           109,700             164,600               220,000
  300,000           58,900           117,700             176,600               236,000
  320,000           62,900           126,700             188,600               252,000
  340,000           66,900           133,700             200,600               268,000
  360,000           70,900           141,700             212,600               284,000
  380,000           74,900           149,700             224,600               300,000
  400,000           78,900           157,700             236,600               316,000
  500,000           98,900           197,700             296,600               396,000
  600,000          118,900           237,700             356,600               476,000
  700,000          138,900           277,700             416,600               556,000


-----------------------------------------------------------------------------

1 Amounts shown are based on an assumed Social Security integration base of $22,716 and are not subject to any deduction for Social Security or other offset amounts.

     The annual retirement benefit displayed in the Pension
Plan Table is the product of (i) the participant's number of years of credited benefit service, multiplied by (ii) the sum of 1.5% of that portion of the participant's covered compensation that does not exceed the Social Security integration base for the participant plus 2% of the participant's covered compensation that exceeds such integration base. Compensation covered by the Plans is the sum of the average of a participant's annualized rate of base salary (as reported in the Salary column of the Summary Compensation Table) for the five consecutive years of employment which produce the highest such average, plus the annual average of all bonuses (including both the Bonus and the LTIP Payouts columns as reported in the Summary Compensation Table, the market value on the date of vesting of any restricted stock awards made pursuant to the Long-Term Plan and any tax reimbursements paid in connection with such vesting) paid to the participant for the three years next preceding the participant's retirement.

     As of January 1, 1996, the number of years of credited benefit service and the compensation covered by the Plans (based on average annual salaries for 1991-1995 and average annual bonuses for 1993-1995) for each of the Named Executive Officers were as follows: Robert H. McKinney, 40 years - $496,757; Owen B.
Melton, Jr., 16 years - $555,427; David L. Gray, 14 years - $186,791 Timothy J. O'Neill, 23 years - $188,397; David A. Lindsey, 11 years
- $160,316.

Employment Contracts and Termination of
Employment and Change in Control Arrangements

     Special retirement benefits are provided under the Supplemental Plan to Mr. McKinney. His retirement benefit under the Supplemental Plan is payable for life and 15 years certain. The monthly amount of his benefit is the higher of two calculated amounts. The first is his monthly retirement benefit that would be payable to him under the Supplemental Plan if such benefit were determined in the normal way and were payable for life only. The second is a monthly retirement benefit equal to the excess of (i) 80% of his adjusted monthly compensation over (ii) the sum of (a) his monthly retirement benefit under the Qualified Plan (determined as though such benefit were payable in the form of a straight-line annuity) plus (b) his primary Social Security benefit payable at age
65. For purposes of the foregoing, Mr. McKinney's adjusted monthly compensation is one-twelfth of the sum of (i) his highest annual rate of salary from the Bank plus (ii) the greater of
(a) 37.5% of his highest annual rate of salary from the Bank or (b) the annual average of all bonuses paid to him by the Bank for the three years next preceding his retirement.

     Special death benefits are provided under the Supplemental Plan to Mr. McKinney and Mr. Melton. The death benefit provided to Mr. McKinney equals three times his highest annual rate of salary, grossed up for income taxes at the highest applicable marginal rate in effect at the time of his death, and is payable whether he dies before or after separation from service and, because he has already attained age 65, without regard to when he separates from service. The death benefit provided to Mr. Melton equals three times his highest annual rate of salary, grossed up for income taxes at the highest applicable marginal rate in effect at the time of his death, unless his employment terminates prior to age 65 other than by reason of his death or disability or after a change of control, in which case the death benefit provided to him is $100,000, grossed up for income taxes.

                    APPOINTMENT OF AUDITORS

     The Corporation's financial statements for the year ended December 31, 1995 were audited by KPMG Peat Marwick LLP
("Peat Marwick"). The Corporation has selected Peat Marwick as its independent auditors for the fiscal year ending December 31, 1996. Representatives of Peat Marwick are expected to attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS AND NOMINATIONS


     Any shareholder of the Corporation wishing to have a proposal considered for inclusion in the Corporation's 1997 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Corporation on or before November 13, 1996. In order to be considered in the 1997 annual meeting, shareholder proposals not included in the Corporation's 1997 proxy solicitation materials, as well as shareholder nominations for directors, must be submitted in writing to the Secretary of the Corporation at least 60 days before the date of the 1997 annual meeting, or, if the 1997 annual meeting is held prior to March 17, 1997, within ten days after notice of the annual meeting is mailed to shareholders. The Board of Directors of the Corporation will review any shareholder proposals that are filed as required, and will determine whether such proposals meet applicable criteria for inclusion in its 1997 proxy solicitation materials or consideration at the 1997 annual meeting. Shareholder nominations must set forth
(a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, and (iii) such person's written consent to serve as a director, if elected; and (b) as to the shareholder giving the notice (i) the name and address of such shareholder and (ii) the class and the number of shares of the Corporation which are owned of record by such shareholder.

            COMPLIANCE WITH SECTION 16(a) OF THE
              SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than 10% of the Corporation's Common
Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders (the "Reporting Persons") are required by Securities and Exchange Commission regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 1995 all Reporting Persons complied with the filing requirements of
Section 16(a).

                       ANNUAL REPORT

     A copy of the Corporation's Annual Report for the year ended December 31, 1995 has been provided to all shareholders as of the record date. The Annual Report is not to be considered as proxy solicitation material.

                       OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

                  EXPENSES OF SOLICITATION

     The entire expense of preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies will be paid by the Corporation. The Corporation does not expect that the solicitation will be made by specially engaged employees or paid solicitors. Although the Corporation might use such employees or solicitors if it deems them necessary, no arrangements or contracts have been made with any such employees or solicitors as of the date of this statement. In addition to the use of the mails, solicitation may be made by telephone, telegraph, cable or personal interview. The Corporation will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse such record holders for their reasonable expenses incurred in doing so.

     IT IS IMPORTANT THAT PROXIES BE
RETURNED PROMPTLY. Whether or not you attend the meeting, you are urged to execute and return the proxy.

                                 For the Board of Directors,

                                 /s/ Robert H. McKinney

                                 Robert H. McKinney
                                 Chairman


March 13, 1996

  FIRST INDIANA BANK




Principal Subsidiary of First Indiana Corporation

[FORM OF PROXY CARD]

PROXY                   FIRST INDIANA                           PROXY
                        CORPORATION

            This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 17, 1996

        The undersigned appoints Gerald L. Bepko, Douglas W. Huemme, and John W. Wynne, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of First Indiana Corporation to be held on April 17, 1996 at 9:00 a.m. E.S.T., and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy and all the Common Shares of the Corporation which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors.

        The Board of Directors unanimously recommends a vote FOR the election of Directors.

YOUR VOTE IS IMPORTANT!  PLEASE MARK, SIGN AND DATE THIS PROXY ON THE
        REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

        (Continued and to be signed on reverse side)

                        FIRST INDIANA CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                          ]

1. Election of Directors --           FOR  WITHHOLD  FOR ALL (Except Nominee(s)
   Nominees: H.J. Baker,                                      written below)
   Marni McKinney,                    [ ]    [ ]      [ ]   __________________
   Phyllis W. Minott

2. In their discretion, the Proxies
   are authorized to vote on such
   other business as may come before
   the meeting.                         The undersigned acknowledges receipt
                                        of the Notice of Annual Meeting of
                                        Shareholders and of the Proxy
                                        Statement.

                                                Dated:_________________, 1996

                                        Signature(s)_________________________

                                        _____________________________________
                                        Please sign exactly as your name
                                        appears.  Joint owners should each
                                        sign personally.  Where applicable,
                                        indicate your official position or
                                        representation capacity.